AMENDMENT TO SETTLEMENT AGREEMENT

PARTIES TO THE AGREEMENT

This Amendment to Settlement Agreement (“this Amendment”) is entered into by and between Joseph C. Loomis (“Plaintiff” or “Loomis”) and SupportSave Solutions, Inc., a Nevada corporation (“Defendant” or “SSVE”). Plaintiff and Defendant shall hereinafter be referred to as “the Parties” and individually as a “Party.”

RECITALS

A. On or about January 7, 2011, Plaintiff commenced an adversary proceeding in the United States Bankruptcy Court in and for the District of Arizona (“the Bankruptcy Court”) entitled Loomis v. SupportSave Solutions, Inc., Case No. 2:11-ap-00051-RJH (the “action”). The complaint in the action alleges that on January 26, 2010, after the commencement of his bankruptcy case, the Debtor made a payment of $500,000 to Defendant without prior approval of the Bankruptcy Court and that the entire payment is subject to being ordered immediately returned to the bankruptcy estate. The payment was made pursuant to a written Stock Subscription Agreement executed by and between Loomis and Defendant on or about January 1, 2010 whereby Loomis agreed to purchase 833,333 shares of common stock in Defendant (“the stock sale”).

B. On or about February 10, 2011, the Parties entered into a Settlement Agreement (“the Settlement Agreement”). Pursuant to the terms of the Settlement Agreement, SSVE agreed to pay Loomis the sum of $200,000 immediately upon entry of an order of the Bankruptcy Court approving the Settlement Agreement. The Settlement Agreement further provided that Loomis would return to SSVE 333,332 shares of SSVE common stock. The Settlement Agreement further provided that, upon approval of the Settlement Agreement and for 180 days thereafter, Loomis was permitted to sell his remaining shares of stock in SSVE for a price of not less than $.35 per share. The Settlement Agreement provided that, at the conclusion of said 180-day period, SSVE would buy back all of the remaining shares of SSVE stock sold to Loomis by means of the stock sale for an amount such that Loomis is reimbursed in the total amount of $500,000 as a result of the transactions discussed herein. The Settlement Agreement further provided that, in the event that SSVE fails to make such payment, Loomis was entitled to submit a stipulation for entry of judgment and judgment thereon in order to obtain a judgment from the Bankruptcy Court in the amount due together with attorney fees in the sum of $5,000. A true and correct copy of the Settlement Agreement is attached hereto as Exhibit “A”.

C. On or about February 28, 2011, the Bankruptcy Court entered its Order Granting Motion for Authorization to 1) Settle Litigation with SupportSave Solutions, Inc. and to 2) Utilize Cash Received to Fund Retainers of Counsel.

D. On or shortly after February 2011, SSVE did in fact pay the sum of $200,000 to Loomis and Loomis tendered 333,332 shares of common stock to SSVE.

E. Loomis attempted to sell his remaining shares but has been unable to consummate and/or conclude a sale of such shares.

F. On or about April 1, 2011, Loomis was advised by SSVE that, it would not be able to purchase the remaining shares of his stock on or about August 28, 2011 and, yet, it wanted Loomis to agree to forego submitting the stipulation for entry of judgment to the Bankruptcy Court and to prevent judgment from being entered against it by the Bankruptcy Court.

Loomis advised SSVE that he would be willing to forbear seeking entry of judgment against SSVE on August 28, 2011 and to extend the time in which SSVE has to pay the balance due under the Settlement Agreement approved by the Bankruptcy Court up to and including April 1, 2012 provided that: 1) SSVE agree to pay Loomis monthly forbearance payments at the rate of 8% per annum on the $300,000 from April 1, 2011, and due and payable on the first day of each month; 2) that immediately and within 48 hours of approval of this Amendment by the Bankruptcy Court, SSVE pay to Loomis the past due forbearance payments (for April, May, June, July and August) in the total amount of $10,000; that in the event SSVE fails to pay any future forbearance payment within 5 business days of the date on which it is due, the forbearance payment rate owed on such payment will increase to 10%; that all payments will be made by means of wire transfer; that the balance of $300,000 owed will be due and payable on April 1, 2012; and that in the event of any failure of SSVE to meet these terms, Loomis shall be authorized and permitted to submit the stipulation for entry of judgment in the amount of $305,000 along with the proposed judgment both of which are attached hereto as Exhibit “B” to the Bankruptcy Court and to obtain entry of judgment in said amount on 5 days notice to SSVE sent to it by electronic mail addressed as follows: chris@supportsave.com.

G. SSVE has agreed to the terms proposed by Loomis.

AMENDED SETTLEMENT TERMS

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the Parties agree that the Settlement Agreement entered into on or about February 2, 2011 and approved by the Bankruptcy Court on February 28, 2011 is amended to include the following terms:

1. Forbearance Agreement. Provided that the terms of this Amendment are met without default, Loomis agrees to forbear on his right to submit the Stipulation for Entry of Judgment and Judgment in the amount of $300,000 to the Bankruptcy Court on or after August 28, 2011 as he would otherwise be entitled to do under the Settlement Agreement approved by the Bankruptcy Court on February 28, 2011.

2. Commencing as of April 1, 2011, SSVE agrees to make forbearance payments to Loomis on a monthly basis in the amount of 8% of the sum of $300,000 or $2,000 per month with each forbearance payment due and payable on the first business day of each month.

3. That immediately and within 48 hours of approval of this Amendment by the Bankruptcy Court, SSVE shall pay to Loomis the past due forbearance payments (for the months of April, May, June, July and August) in the total amount of $10,000.

4. In the event that SSVE defaults and fails to make any forbearance payment due under this Amendment within 5 business days after it is due, the rate owed on such payment shall increase to 10%.

5. All payments will be made by means of wire transfer to Loomis directed to him as follows:

Wells Fargo Bank
Act# 5535016603
Routing# 124002971

6. The remaining principal balance in the amount of $300,000 shall be due and payable on or before April 1, 2012.

7. In the event of any default by SSVE on the terms and conditions set forth herein, Loomis is authorized and shall be permitted to submit the Stipulation for Entry of Judgment in the amount of $305,000 and the Proposed Judgment in the amount of $305,000, attached hereto as Exhibit “B”, to the Bankruptcy Court and to obtain entry of judgment in said amount provided that Loomis provide to SSVE 5 court days notice of such submission by means of electronic mail addressed to SSVE as follows:chris@supportsave.com.

8. In the event that any provision of this Amendment is determined to be unenforceable for any reason, it shall be deemed severed from this Amendment and shall not affect the enforceability of the remaining provisions.

9. Except as expressly modified by the Amendment, the provisions of the Settlement Agreement shall remain binding on the Parties.

10. Loomis shall immediately seek Bankruptcy Court approval of this Amendment. It is further agreed that this Amendment is of no force and effect unless and until it is approved by the Bankruptcy Court and in the event approval is not obtained for any reason, the Settlement Agreement shall remain valid and binding and in full force and effect as if this Amendment had never been made.

I HAVE READ THE FOREGOING AMENDMENT TO SETTLEMENT AGREEMENT AND I ACCEPT AND AGREE TO THE PROVISIONS CONTAINED THEREIN AND HEREBY EXECUTE IT VOLUNTARILY AFTER HAVING HAD THE OPPORTUNITY TO DISCUSS THE SAME WITH COUNSEL AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

DATED: September 9, 2011

SUPPORTSAVE SOLUTIONS, INC.

By: /s/ Chris Johns
Chris Johns
Chairman and Chief Executive Officer

DATED: September 9, 2011

By: /s/ Joseph Loomis
Joseph Loomis
Plaintiff and Debtor-in-Possession